Exhibit 99.1

CONTACT:	Tim Mammen Chief Financial Officer IPG Photonics Corporation (508) 373-1100	David Calusdian Executive Vice President Sharon Merrill Associates, Inc. (617) 542-5300
IPG PHOTONICS REPORTS RECORD REVENUE ON 29% SALES GROWTH
AND 27% INCREASE IN NET INCOME IN THIRD QUARTER OF 2008
Sales of Fiber Lasers for Materials Processing Applications Increase by 47 Percent
Company Reports Gains Across all Geographic Markets
OXFORD, Mass. — November 6, 2008 — IPG Photonics Corporation (Nasdaq: IPGP), the world leader in high-power fiber lasers and amplifiers, today reported that revenues for the third quarter of 2008 increased by 29% to $62.0 million and net income increased by 27% to $10.9 million compared with third quarter of 2007. For the first nine months of 2008, revenues increased 28% to $170.9 million from $133.6 million in the comparable period in 2007 and net income increased by 28% to $27.6 million from $21.6 million in the same period last year. Revenue growth for the quarter was driven by sales of the Company’s fiber lasers used for materials processing applications, which increased by 47% from the third quarter of 2007 to $51.0 million, as well as strong sales to North American, European and Asian markets.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2008	2007	% Change	2008	2007	% Change
Revenue	$62.0	$47.9	29%	$170.9	$133.6	28%
Gross margin	47.4%	45.3%		47.3%	45.9%
Operating income	$17.1	$12.8	33%	$42.4	$34.0	25%
Operating margin	27.6%	26.7%		24.8%	25.4%
Net income	$10.9	$8.6	27%	$27.6	$21.6	28%
Earnings per diluted share	$0.23	$0.19	21%	$0.60	$0.47	28%
Comments on the Third Quarter
“The industrial marketplace continues to embrace our fiber lasers as a more reliable, robust, efficient and flexible manufacturing solution that also provides the financial advantages of lower costs and higher throughput compared with conventional processes,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer.
“This acceptance of our technology, combined with our geographic and application diversity, has once again enabled IPG to report revenues and net income at the top of our guidance range,” said Dr. Gapontsev. “Our materials processing market, where fiber lasers have clearly demonstrated their operational superiority, continues to be our strongest revenue driver,” continued Dr. Gapontsev. “Our revenues in this market experienced a 47% year-over-year increase for the quarter. Geographically, all of our major markets achieved at least double-digit gains, with sales to Japan increasing by 110%. Sales of our medium powered lasers more than doubled and pulsed laser sales continued to be strong with a 42% increase over the prior year, driven by demand for photovoltaic manufacturing and marking applications.”

IPGP Q3 Results/2
Operating income increased 33% to $17.1 million for the third quarter of 2008, up from $12.8 million for the same period in 2007. Earnings per diluted share increased 21% to $0.23 from $0.19 a year ago. Operating expenses for the third quarter of 2008 were $12.3 million, or 20% of revenue, compared with $8.9 million, or 19% of revenue, in the third quarter of 2007.
For the first nine months of 2008, operating income increased 25% to $42.4 million, up from $34.0 million for the same period in 2007. Earnings per diluted share increased 28% to $0.60 from $0.47 a year ago. Operating expenses were $38.4 million, or 22% of revenue, in the first nine months of 2008, compared with $27.4 million, or 20% of revenue, in the nine-month period a year ago.
Cash and cash equivalents increased to $44.3 million on September 30, 2008, compared with $38.0 million on December 31, 2007, primarily as a result of $25.0 million of cash provided by operating activities, proceeds from the liquidation of marketable securities of $5.5 million and net proceeds from the Company’s credit lines of $4.4 million, offset by capital expenditures and investments in intangible assets of $29.5 million. For the third quarter of 2008, cash provided by operating activities was $13.4 million and capital expenditures and cash used in investing activities totaled $10.3 million.
Business Outlook and Financial Guidance
“As we enter what promises to be one of the most challenging economic times in recent memory, we believe that IPG and its products are well positioned,” stated Dr. Gapontsev. “Our cost structure is among the lowest in the industry and our fiber lasers provide manufacturers with many compelling operational and competitive advantages.”
“We expect high power laser sales to remain strong in the fourth quarter. However, we expect that this strength will be offset by lower sales of our pulsed laser products in certain Asian markets. Also, the effect of a weakening Euro has lowered our estimates by approximately $3.0 million,” stated Dr. Gapontsev.
For the fourth quarter of 2008, IPG Photonics expects continued year-over-year revenue and earnings per share growth with revenues in the range of $57 million to $62 million, and earnings per diluted share in the range of $0.19 to $0.23 based on 46,375,000 common shares, which include 44,685,000 basic common shares outstanding and 1,690,000 potentially dilutive options at September 30, 2008.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, November 6, 2008 at 10:00 a.m. ET. The conference call will be webcast live over the Internet and can be accessed on the Investors section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 856-1965 or (719) 325-4816. Interested parties that are unable to listen to the live call may access an archived version of the webcast on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG

IPGP Q3 Results/3
pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced applications, telecommunications and medical applications. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to increasing demand for the Company’s products from existing and new customers, improved gross margins, growth rates in Europe and Asia, increased orders in the U.S. and elsewhere, expected shipment dates for new orders, and the Company’s revenue and EPS guidance for the fourth quarter of 2008. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns, reduction in customer capital expenditures, potential order cancellations and push-outs and financial and credit market issues, the Company’s ability to penetrate new applications for fiber lasers and increase market share, the rate of acceptance and penetration of IPG’s products, effective management of growth, level of fixed costs from its vertical integration, intellectual property infringement claims and litigation, interruption in supply of key components, manufacturing risks, foreign currency fluctuations, competitive factors including declining average selling prices, building and expanding field service and support operations, uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 13, 2008) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
IPGP-G

IPGP Q3 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
		(in thousands, except per share data)
NET SALES	$62,012	$47,905	$170,882	$133,610
COST OF SALES	32,590	26,200	90,113	72,255

GROSS PROFIT	29,422	21,705	80,769	61,355

OPERATING EXPENSES:
Sales and marketing	3,735	2,488	10,585	7,233
Research and development	4,130	2,354	11,451	6,871
General and administrative	4,468	4,049	16,331	13,279

Total operating expenses	12,333	8,891	38,367	27,383

OPERATING INCOME	17,089	12,814	42,402	33,972

OTHER (EXPENSE) INCOME, Net:
Interest (expense) income, net	(194)	198	(472)	711
Other (expense) income, net	(103)	309	433	345

Total other (expense) income	(297)	507	(39)	1,056

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	16,792	13,321	42,363	35,028
PROVISION FOR INCOME TAXES	(5,310)	(3,505)	(13,365)	(11,623)
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	(589)	(1,259)	(1,404)	(1,847)

NET INCOME	10,893	8,557	27,594	21,558

NET INCOME PER SHARE:
Basic	$0.24	$0.20	$0.62	$0.50
Diluted	$0.23	$0.19	$0.60	$0.47
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44,685	43,362	44,380	43,083
Diluted	46,375	45,731	46,184	45,656

IPGP Q3 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,339	$37,972
Marketable securities, at fair value	—	6,950
Accounts receivable, net	39,503	33,946
Inventories, net	72,797	60,412
Income taxes receivable	1,015	3,145
Prepaid expenses and other current assets	9,228	7,071
Deferred income taxes	6,871	6,195

Total current assets	173,753	155,691
DEFERRED INCOME TAXES	2,813	2,795
PROPERTY, PLANT, AND EQUIPMENT, Net	112,479	96,369
OTHER ASSETS	14,872	8,466

TOTAL	$303,917	$263,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$16,001	$11,218
Current portion of long-term debt	1,333	—
Accounts payable	10,031	9,444
Accrued expenses and other liabilities	19,712	13,160
Deferred income taxes	865	564
Income taxes payable	1,462	96

Total current liabilities	49,404	34,482

DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	2,842	4,204

LONG-TERM DEBT	18,356	20,000

COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS	4,896	4,455

STOCKHOLDERS’ EQUITY:
Common stock	4	4
Additional paid-in capital	279,364	275,506
Accumulated deficit	(62,903)	(90,497)
Accumulated other comprehensive income	11,954	15,167

Total stockholders’ equity	228,419	200,180

TOTAL	$303,917	$263,321